                                                                                                         ---------------------------
FORM 5                                                                                                           OMB APPROVAL
                                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ---------------------------
[ ] Check this box if no longer                            WASHINGTON D.C. 20549                         OMB Number:       3235-0362
    subject to Section 16. Form                                                                          Expires:     April 30, 1997
    4 or Form 5 obligations may              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Estimated average burden
    continue. See Instruction 1(b)                                                                       hours per response......1.0
[ ] Form 3 Holdings Reported           Filed pursuant to Section  16(a) of the  Securities  Exchange     ---------------------------
[ ] Form 4 Transactions Reported           Act of  1934,  Section  17(a)  of the  Public  Utility
                                           Holding Company  Act of 1935 or  Section  30(f) of the
(Print or Type Responses)                                 Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       | 6. Relationship of Reporting Person(s)
                                        |                                                   |      to Issuer
                                        |                                                   |      (Check all applicable)
  Lanier        Ted             B.      |     Commercial Net Lease Realty, Inc.   NNN       |
----------------------------------------|---------------------------------------------------|
 (Last)       (First)        (Middle)   | 3. IRS or Social       | 4. Statement for         |    __X__ Director    _____10% Owner
                                        |     Security Number    |     (Month/Year)         |
 1818 Windmill Drive                    |     of Reporting       |     December 1999        |    _____ Officer (give title below)
----------------------------------------|     Person (Voluntary) |--------------------------|
         (Street)                       |                        | 5. If Amendment,         |    _____ Other  (specify below)
                                        |                        |     Date of Original     |
                                        |        ###-##-####     |     (Month/Year)         |
                                        |                        |                          |
 Sanford            NC           27330  |                        |                          |
------------------------------------------------------------------------------------------------------------------------------------
 (City)           (State)      (Zip)    |     Table I - Non Derivative Securities Acquired. Disposed of or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2. Transaction|3. Transaction |4. Securities Acquired |5. Amount of  |6. Owner  |7. Nature
   (Instr. 3)                           |     Date     |     Code      |     (A) or Dsiposed   | Securities   |   -ship  | of
                                        |    (Month/   |    (Instr. 8) |      of (D)           | Beneficially |  Form:   | Indirect
                                        |     Day/     |               |     (Instr. 3,4 and 5)| Owned at End |  Direct  | Bene-
                                        |     Year)    |               |-----------------------| of Issuer's  |  (D) or  | ficial
                                        |              |               | Amount | (A) |  Price | Fiscal Year  |  Indirec | Owner-
                                        |              |               |        |  or |        | (Instr.3 and |  (I)     | ship
                                        |              |               |        | (D) |        |     4)       |(Instr. 4)|(Instr. 4)
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
Common Stock                            |     N/A      |               |        |     |        |    4,500     |     D    |
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
Common Stock                            |     N/A      |               |        |     |        |   10,000     |     I    |By Spouse
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
                                        |              |               |        |     |        |              |          |
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
                                        |              |               |        |     |        |              |          |
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
                                        |              |               |        |     |        |              |          |
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
                                        |              |               |        |     |        |              |          |
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
                                        |              |               |        |     |        |              |          |
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------
                                        |              |               |        |     |        |              |          |
----------------------------------------|--------------|---------------|--------|-----|--------|--------------|----------|----------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 2270 (3/91)

FORM 5 (CONTINUED)           TABLE II - - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of  Derivative | 2. Conver- | 3. Trans-  | 4. Trans- | 5. Number of   | 6.   Date Exer- | 7. Title and Amount | 8. Price of
      Security          |    sion or |     action |    action |     Derivative |     cisable and |       of Underlying | Derivative
     (Instr. 3)         |  Exercise  |     Date   |    Code   |    Securities  |    Expiration   |     Securities      |  Security
                        |  Price of  |    (Month/ | (Instr. 8)|    Acquired    |   (Month/Day/   |    (Instr. 3 and 4) | (Instr. 5)
                        |  Derivative|      Day/  |           |    (A) or Dis- |     Year)       |                     |
                        |  Security  |      Year) |           |    posed of (D)|                 |                     |
                        |            |            |           |  (Inst. 3,4    |-----------------|---------------------|
                        |            |            |           |        and 5)  | Date   | Expira-|       | Amount or   |
                        |            |            |           |----------------| Exer-  | tion   | Title | Number of   |
                        |            |            |           |  (A)  |  (D)   | cisable| Date   |       | Shares      |
                        |            |            |           |       |        |        |        |       |             |
------------------------|------------|------------|-----------|-------|--------|--------|--------|-------|-------------|------------
Option (Right to buy)   |  $13.6875  |   1/27/99  |     A     | 2,500 |    -   |  (1)   | 1/27/09|Common |    2,500    |    -0-
                        |            |            |           |       |        |        |        | Stock |             |
------------------------|------------|------------|-----------|-------|--------|--------|--------|-------|-------------|------------
                        |            |            |           |       |        |        |        |       |             |
------------------------|------------|------------|-----------|-------|--------|--------|--------|-------|-------------|------------
                        |            |            |           |       |        |        |        |       |             |
------------------------|------------|------------|-----------|-------|--------|--------|--------|-------|-------------|------------
                        |            |            |           |       |        |        |        |       |             |
------------------------|------------|------------|-----------|-------|--------|--------|--------|-------|-------------|------------
                        |            |            |           |       |        |        |        |       |             |
------------------------|------------|------------|-----------|-------|--------|--------|--------|-------|-------------|------------

9. Number of Derivative     | 10. Ownership Form of    | 11. Nature of
   Security Beneficially    |     Derivative Security; |     Indirect
   Owned at End of Month    |     Direct  (D) or       |     Beneficial
                            |     Indirect (I)         |     Ownership
     (Instr. 4)             |       (Instr. 4)         |     (Instr. 4)
                            |                          |
----------------------------|--------------------------|--------------------
      18,275                |           D              |
----------------------------|--------------------------|--------------------
                            |                          |
----------------------------|--------------------------|--------------------
                            |                          |
----------------------------|--------------------------|--------------------
                            |                          |
----------------------------|--------------------------|--------------------
                            |                          |
----------------------------|--------------------------|--------------------

Explanation of Responses:

(1)  Stock options were granted under the Commercial Net Lease Realty, Inc. Stock Option Plan in a transaction exempt under
     Rule 16b-3.  The options are exercisable in cumulative one-third installments commencing one year from the date of the grant, with full vesting occuring on the third anniversary date.


**   Intentional misstatements or ommissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                            /S/ Ted B. Lanier        Feb. 14 , 2000
                                                                                            ----------------------   ---------------
                                                                                            Signature of Reporting   Date
                                                                                               Person
Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (3/91)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form discplays a currently valid OMB Number.